Exhibit 99.1

Press Release

Patriot National Bancorp and American Challenger Development Corp. agree to merge and create largest digital challenger bank in America

Combination will create a purpose-driven, digital-first national bank offering better rates and a premium customer experience

Patriot enters into separate agreements with investors to provide $540 million as part of its $890 million merger recapitalization

STAMFORD, Conn., 11/15/2021 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot” (NASDAQ: PNBK)), the parent company of Patriot Bank, N.A. (the “Bank”), and American Challenger Development Corp. ( “American Challenger”), announced today that they have entered into a definitive agreement (the “Merger Agreement”) under which Patriot will acquire American Challenger via a reverse subsidiary merger, with American Challenger surviving as a wholly owned subsidiary of Patriot (the "Merger"). Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, American Challenger common stockholders will receive shares of Patriot common stock as consideration and American Challenger preferred stockholders will receive cash. The Merger will create a purpose-driven, digital-first national bank with highly efficient operations to generate industry leading financial performance and a technology driven banking experience that will offer competitive rates and a premium customer experience.

Patriot also announced today that it has entered into separate definitive agreements (the “Investment Agreements”) with certain investors, consisting of a private placement in an aggregate principal amount of approximately $540 million of newly issued Patriot voting and non-voting common stock priced at $17.69 per share, warrants for the purchase of non-voting common stock of Patriot, and preferred stock of Patriot Bank. Patriot intends to raise an additional principal amount of at least $350 million, for a total capital raise of at least $890 million, and intends to negotiate and enter into definitive agreements with other investors for the purchase of subordinated debt securities and preferred stock of Patriot in addition to further sales of Patriot common stock and warrants for the purchase of Patriot non-voting common stock (collectively, the "Recapitalization," and together with the Merger, the “Proposed Transactions”). Pursuant to the terms and conditions of the Investment Agreements and the Merger Agreement, the Recapitalization and the Merger will be completed on the same day.

Following the Merger, Patriot Bank will adopt the American Challenger business plan and will operate as two divisions – the Patriot Bank Division, which will continue to operate Patriot Bank's existing business, and the American Challenger Division, which will execute the high-growth American Challenger business plan.

As soon as practicable following the closing of the Proposed Transactions, Patriot Bank will adopt American Challenger’s proprietary technology platform for its operations. This should allow Patriot Bank to operate with a technology cost structure that is largely fixed, in contrast to the typical, more variable cost structure at most banks. Patriot Bank expects this cost structure to drive efficiencies and allow it to share the benefits with customers by offering competitive rates on its products and a differentiated, premium customer experience. This will include connecting with customers via video, account opening and funding initiation in less than a minute, as well as mortgages that close in as little as 20 days.

The Proposed Transactions have been approved by the boards of directors of Patriot and American Challenger and are expected to close in the first quarter of 2022, subject to the satisfaction of customary closing conditions, including receipt of required regulatory approvals and approval by Patriot's shareholders.

Michael Carrazza, Chairman of Patriot, said, “We’re excited to have engineered this industry-disrupting merger. The combination transforms Patriot to what will become the largest digital bank in the U.S. Customers will benefit from an expanded array of services and a tech-savvy banking experience, while shareholders should benefit from the compelling value that will be created. Patriot’s team will remain intact and will be complemented by American Challenger’s team and digital platform capabilities.”

Felix Scherzer, Chairman and President of American Challenger, said, “We could not be more excited about the opportunities provided by this merger as it propels our purpose of shaking up banking in your interest.”

Raymond J. Quinlan, Board Member and CEO of American Challenger, will serve as CEO of the combined entity. Quinlan said, “We are building a digital bank that will leverage the best in technology and operational excellence to serve our customers and communities. This will be evident in the design and pricing of our banking products, in our delivery of superior personal service and in our clear commitment to corporate social responsibility. We believe in ‘banking for good’ and through our actions we will demonstrate that we are a purpose-driven financial institution.”

Separately, American Challenger is also announcing today it has entered into a term sheet, which, subject to agreement on definitive documentation, would result in a strategic partnership with Sunlight Financial LLC, the subsidiary of Sunlight Financial Holdings Inc. (NYSE: SUNL), a leading financing platform for U.S. residential solar and energy-efficient home improvement projects, with respect to a new, multi-year loan purchase program for up to $1.75 billion. The program will focus on loans for solar energy systems, as well as battery storage, to help further accelerate the adoption of clean energy in homes across the United States. Scherzer said, “As a responsible, full-service digital bank, we will be focused on lending in ways that help communities and the planet, with the intent of investing over half of its assets in support of sustainability, local community, and good health.”

Highlights of the Proposed Transactions

Merger

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Following completion of the Merger, taking into account the shares issued in the Recapitalization, former American Challenger shareholders will collectively own approximately 13.8% of the combined company, and existing Patriot shareholders will own approximately 8.2% of the combined company.

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The implied total transaction value of the Merger is approximately $119 million. American Challenger common shareholders will receive 4,092 shares of Patriot common stock for each American Challenger common share they own, and American Challenger preferred shareholders will receive an amount in cash equal to $75,413.22 per share plus any accrued and unpaid dividends on the American Challenger preferred stock.

●	Following closing of the Merger, Patriot will continue to trade under the ticker PNBK.

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Key members of American Challenger’s management team and board of directors (subject to election by Patriot’s stockholders) will join Patriot upon completion of the Merger. Michael Carrazza, Patriot’s current Chairman, will remain a director of Patriot following the Merger.

●	Immediately prior to the completion of the Merger and the Recapitalization, Patriot will change its jurisdiction of incorporation from Connecticut to Delaware.

Recapitalization

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As of the date of this announcement certain investors, including funds associated with Oaktree Capital Management, L.P. (“Oaktree”) and Angelo, Gordon & Co., L.P. (“Angelo, Gordon”), have entered into separate Investment Agreements with Patriot in connection with the Recapitalization. Patriot will enter into additional Investment Agreements for the remainder of the $890 million capital raise with additional investors.

●	In the Recapitalization, Patriot expects to issue approximately:

o	$464.5 million of Patriot voting common stock at $17.69 per share;

o	$95.5 million of Patriot non-voting common stock at $17.69 per share;

o	$70 million aggregate liquidation preference of Patriot preferred stock at $25 per share;

o	$180 million aggregate liquidation preference of Patriot Bank preferred stock at $1,000 per share;

o	Warrants to purchase up to 3.3 million shares of Patriot non-voting common stock; and

o

$80 million aggregate principal amount of ten-year fixed-to-floating rate subordinated notes eligible for Tier 2 regulatory capital treatment. Of this amount, it is anticipated that approximately $12 million will be used to refinance Patriot’s currently outstanding senior notes.

●	Following completion of the Recapitalization, taking into account the shares issued in the Merger, participating investors will collectively own approximately 71.8% of Patriot.

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Certain investors, including Oaktree and Angelo, Gordon, each separately have the right to nominate a director for election to Patriot’s board of directors and, subject to approval by Patriot’s stockholders, will join Patriot’s board of directors upon completion of the Recapitalization.

Shaking up Banking in Your Interest

American Challenger is reimagining what it means to be a bank and has built the infrastructure necessary to deliver better rates and a truly differentiated customer experience. American Challenger believes that caring for customers’ money is caring for them – their values, their beliefs, their families, and their planet.

“American Challenger was founded to share digital cost efficiencies with the consumer through better rates and bring a new banking experience to the segment of the population who research has shown is looking for a partner to help them achieve even more, in a simpler, smarter way,” said Scherzer.  “This segment consists of savvy consumers of banking products and services, spanning generations from millennials to ‘Gen X;’ from those who have begun to build their personal wealth, to entrepreneurially-minded people in the prime of their lives.  We are a digital-first bank that puts care into every moment of customers’ financial futures, from savings accounts that put their interest first, to mortgages that move at the speed of their lives.”

Leading-Edge Technology Platform

American Challenger has been developing its proprietary technology and data architecture working with its strategic technology partners Temenos, Mortgage Cadence, Wolters Kluwer and Wealth Dynamix and its implementation partner Cognizant to create an efficient platform and differentiated customer experience.

Strategic Deposit Partners

In addition to the development of American Challenger’s direct-to-consumer model, American Challenger has deposit relationships, including with its strategic partners StoneCastle Partners, LLC, and MaxMyInterest.

Governance Following the Proposed Transactions

The combined entity will be led by a highly experienced board of directors, management team and advisory board who will help guide the organization.

Combined Entity Board of Directors

Following completion of the Proposed Transactions, the Patriot and Patriot Bank boards will be reconstituted and is expected to consist of:

●	Felix Scherzer (Chairman), Founder, Chairman and President of American Challenger, former Global Head of Financial Institutions M&A at Credit Suisse
●	Karl A. Roessner (Lead Independent Director and Vice Chairman), former Chief Executive Officer of E*Trade
●	Michael Carrazza, (Vice Chairman), current Chairman of Patriot and Chief Executive Officer of Solaia Capital Advisors
●	Jill Raker, Managing Partner at Greenbriar Equity Group
●	Mark Graf, former Chief Financial Officer of Discover Financial Services
●	Dean C. Graham, CEO of Sector Financial, former President of CapitalOne Commercial and President & COO of CapitalSource
●	Brian Laibow, Managing Director and Co-Head of North America for the Opportunities strategy at Oaktree
●	Len Laufer, former Head of Intelligent Solutions at JPMorgan Chase
●	Raymond J. Quinlan, former Chairman and Chief Executive Officer of Sallie Mae
●	Joshua S. Siegel, Chairman and Chief Executive Officer of StoneCastle Partners

Combined Entity Executive Management Team

Following completion of the Proposed Transactions, Patriot's executive management team is expected to consist of:

●	Raymond J. Quinlan, Chief Executive Officer
●	Felix Scherzer, Founder, Chairman and President
●	Andrew Morgan, Co-Founder and Chief Financial Officer, former CFO of Credit Suisse in the Americas and Asia
●	Michael Carrazza Vice-Chairman
●	Betsy Wynnick, Chief Risk Officer, former Chief Risk Officer of United Bank
●	Steve Schlussler, Chief Credit Officer, former Chief Credit Officer of CapitalSource/Capital One
●	Shane Cameron, Chief Growth Officer, former Chief Innovation Officer of Omnicom Media Group
●	Shauna Brown, Chief Customer Experience Officer, former Head of Bank Digital Channels at USAA

●	Eric Chacon, Chief Technology Officer, former Chief Data Architect of Citigroup’s Consumer Banking Division
●	Bryan Howard, Chief People Officer, former SVP of HR at Acosta and VP at EverBank, Wells Fargo, JPMorgan Chase
●	Janine Pappas, Chief Auditor, former Chief Auditor of EverBank and Deputy Chief Auditor of TIAA Bank
●	Doug McDonald, Head of Consumer Lending, former Head of Mortgage Lending at Credit Suisse Private Bank and Deutsche Bank Private Bank
●	Craig Streem, Head of Investor Relations, former VP of Investor Relations at Discover Financial Services
●	Dave Barrett, Chief Legal Officer & Corporate Secretary, former General Counsel of Commercial and Capital Markets for TIAA Bank/EverBank
●	Robert Russell, Patriot Division Chief Executive Officer, former Chief Operating Officer of Millington Bank and Chief Executive Officer of NJM Bank
●	Joseph Perillo, Patriot Division Chief Financial Officer, former Chief Financial Officer of iQor
●	Judith Corprew, Patriot Division Executive Vice President, Chief Compliance, Risk & CRA Officer, VP Compliance at Fairfield County Bank
●	Karen Rojeski, Patriot Division Executive Vice President & Patriot Division Chief Credit Officer, former Chief Credit Officer of Metropolitan Commercial Bank
●	Fred Staudmyer, Patriot Division Executive Vice President & Chief Administrative Officer, former Chief HR Officer for Ziff Communications & Ziff Davis Publishing
●	Steven Grunblatt, Patriot Division Executive Vice President & Chief Information Officer, former Global Director of IT Infrastructure at Cowen & Co.
●	David Lowery, Patriot Division Executive Vice President & Chief Lending Officer, former lending officer at IBERIABANK, Metropolitan and M&T Bank

Combined Entity Advisory Board

The advisory board of the combined entity is expected to consist of:

●	Robert Clements, Chief Executive Officer of Covius and former Chairman & Chief Executive Officer of EverBank
●	Edward Constantino, former director of Patriot, audit chairman, former partner of KPMG

●	Brian Hughes, former Chief Risk Officer of Discover Financial Services
●	Matthew Potere, Chief Executive Officer of Sunlight Financial
●	Emile van den Bol, former director of Patriot
●	Gary E. Zimmerman, Chief Executive Officer of MaxMyInterest and Six Trees Ventures LLC

Biographical information for the members of the Board of Directors, Executive Management and Advisory Board and can be found at:

For Patriot: https://pnbk.q4ir.com/overview/directors/default.aspx

For American Challenger: www.americanchallenger.com

Advisors

BofA Securities, Barclays Capital Inc. and Keefe, Bruyette & Woods, A Stifel Company, are serving as private placement agents for Patriot in connection with the Recapitalization. Evercore served as financial advisor and provided a fairness opinion to Patriot. Blank Rome LLP served as legal advisor to Patriot. Sullivan & Cromwell LLP served as legal advisor to American Challenger. Squire Patton Boggs (US) LLP served as legal counsel to the placement agents.

Cautionary Statement About Forward-Looking Statements:

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of Patriot and American Challenger. Words such as “anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," “targets,” “designed,” "could," "may," "should," "will" or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Patriot’s and American Challenger’s current expectations and assumptions regarding Patriot’s and American Challenger’s businesses, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect Patriot’s and/or American Challenger’s future financial results and performance and could cause the actual results, performance or achievements of Patriot and American Challenger to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transactions may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where Patriot does business, (2) disruption to the parties’ business activities as a result of the announcement and pendency of the proposed transactions and diversion of management’s attention from ongoing business activities and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement between Patriot and American Challenger, or the Investment Agreements between Patriot and the investors in the Recapitalization, (4) the risk that the integration of Patriot and American Challenger will be materially delayed or will be more costly or difficult than expected or that Patriot and American Challenger are otherwise unable to successfully integrate their companies, (5) the failure to obtain the necessary approvals of Patriot’s shareholders, (6) the outcome of any legal proceedings that may be instituted against Patriot and/or American Challenger, (7) the failure to obtain required governmental approvals or a delay in obtaining such approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transactions), (8) reputational risk and potential adverse reactions of Patriot’s and/or American Challenger’s customers, suppliers, employees or other business partners, as applicable, including those resulting from the announcement or completion of the proposed transactions, (9) the failure of any of the closing conditions in the Merger Agreement or Investment Agreements to be satisfied on a timely basis or at all, (10) delays in closing the proposed Merger or Recapitalization, (11) the possibility that the proposed Merger and Recapitalization may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Patriot’s issuance of additional shares of its capital stock in connection with the proposed transactions, (13) general competitive, economic, political and market conditions, (14) other factors that may affect future results of Patriot, including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (15) the impact of the ongoing global COVID-19 pandemic on Patriot’s and/or American Challenger’s businesses, the ability to complete the proposed transactions and/or any of the other foregoing risks.

Except to the extent required by applicable law or regulation, each of Patriot and American Challenger disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included in this communication to reflect future events or developments. Further information regarding Patriot which could affect the forward-looking statements contained herein can be found in Patriot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the Securities and Exchange Commission (“SEC”) and in the proxy statement related to the proposed transactions.

Additional Information and Where to Find It

In connection with the proposed Merger and Recapitalization, Patriot will file a proxy statement and other relevant documents with the SEC. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by Patriot at the SEC's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Patriot by directing such request to Patriot at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: 203-251-8230.

Participants in Solicitation

Patriot and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger and Recapitalization. A list of the names of such directors and executive officers and information concerning such participants’ ownership of Patriot’s common stock is set forth in Patriot’s information statements and Annual Reports on Form 10-K, previously filed with the SEC. Additional information about the interests of those participants may be obtained from reading the proxy statement relating to the Merger and Recapitalization when it becomes available, or by directing a request to Patriot National Bancorp, Inc., 900 Bedford Street, Stamford, CT, 06901 Attention: Michael Carrazza, telephone: 203-251-8230.

American Challenger and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Patriot’s shareholders in connection with the Merger and Recapitalization. A list of the names of such directors and executive officers and information regarding their interests in the Merger will be contained in the proxy statement when available.

About Patriot National Bancorp, Inc.

Founded in 1994, and now celebrating its 27th year, Patriot National Bancorp, Inc. is the parent holding company of Patriot Bank N.A., a nationally chartered bank headquartered in Stamford, CT. It operates nine branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, CT with Express Banking locations at Bridgeport/ Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Stamford, Connecticut, Florida, Georgia, Ohio, along with a Rhode Island operations center. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

About American Challenger Development Corp.

American Challenger was formed in January 2020 for purposes of establishing a new digital national bank headquartered in Stamford, CT and developing best-in-class digital banking technology and software. More information is available at americanchallenger.com.

Investor Relations Contacts:

o	Patriot: Tom Butler, Butler Associates 646-213-1802; tbutler@butlerassociates.com

o	American Challenger: Craig Streem, Head of Investor Relations 561-235-1810; craig.streem@americanchallenger.com